Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JIM GALEESE
DATE: NOVEMBER 6, 2018		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS FOR FIRST QUARTER

AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, OH; November 6, 2018 – LSI Industries Inc. (NASDAQ: LYTS) today announced:

First Quarter Operating Results:

●	Sales of $85.0 million, 3% below Q1 of the prior year
●	GAAP Reported operating income of $2.9 million;
●	Adjusted operating income of $3.5 million, 11% above last year
●	GAAP reported EPS of $0.07 versus $(0.61) in Q1 2018.
●	Adjusted EPS of $0.08 compared to $0.07 in Q1 prior year
●	Declares regular quarterly dividend of $0.05

Net sales in the first quarter of fiscal 2019 were $84,957,000, or 3% below the $87,466,000 reported in the same period of the prior year. Reported net income was $1,749,000 compared to a net loss of $(15,629,000) in the first quarter of fiscal 2018. Reported EPS of $0.07 was above the reported EPS loss of $(0.61) for the first quarter of the prior year (first quarter fiscal 2018 contained a pretax, non-cash goodwill impairment charge of $28 million). The Company recorded a first quarter fiscal 2019 charge of $590,000 related to the closure of the Hawthorne, California facility, which was announced earlier in the quarter. This charge impacts GAAP reported results and is excluded from adjusted results. Adjusted operating income in the first quarter of fiscal 2019 was $3,524,000 compared to $3,186,000 for the first quarter last year. First quarter operating income includes a one-time favorable impact due to a benefit program change net of other adjustments. Adjusted EPS of $0.08 increased $0.01 versus $0.07 for the first quarter prior year. The Company declared a regular cash dividend of $0.05 per share payable November 27, 2018 to shareholders of record on November 16, 2018.

Cash generation was positive for the quarter even as investment in working capital increased as planned. The debt level at the end of the first quarter decreased $5.7 million versus the same period last year, further strengthening our solid financial position. Inventory and accounts receivable were responsible for the working capital increase, as investment was required to support several key growth initiatives.

LSI Industries Inc. First Quarter Results
November 6, 2018

Management Comments and Outlook

Ron Brown, former Interim Chief Executive Officer and elected member of the Board of Directors, commented, “The first quarter was extremely active as we took aggressive actions on a number of our key priorities. First, we announced a new organizational structure aligned around our key markets and customers. This is enabling the Company to better package our technology, products and services, providing our customers with innovative solutions in order to accelerate growth. Second, we executed on several actions aimed at driving productivity and savings in our integral supply chain, as well as our overall cost structure. We announced the closure of the Hawthorne, California assembly and warehouse facility, which was completed in October. More recently, we announced the closure of the New Windsor, New York manufacturing facility, which will occur over the next several quarters. In addition, through fiscal year-to-date, we’ve also made a number of key new talent additions, while eliminating a number of salaried roles through productivity and process improvement. The combined impacts of these actions are estimated to generate annual savings of over $6 million.

Mr. Brown continued, “Of course, the most exciting news was our October 17th announcement of the appointment of James (Jim) Clark as President and Chief Executive Officer effective November 1st. Jim’s track record of driving transformative growth by providing customers with innovative solutions and services makes him the right leader for LSI. His experience in leading and capitalizing on changing market environments driven by technology and increasing end-user expectations will be extremely valuable to LSI moving forward. We all look forward to Jim’s leadership as the LSI team takes this Company to the next level.”

Jim Galeese, LSI’s Chief Financial Officer commented, “Our first quarter results reflect the changes we are driving to improve the growth and profitability of the business. The Graphics segment generated sales growth of 24% with operating income increasing 62%. Conversely, Lighting segment sales decreased 10%, with the shortfall realized in project business. Lighting operating earnings declined 12%.

Mr. Galeese continued, “The 24% increase in Graphics segment sales was driven by significant growth in the Petroleum and Quick Service Restaurant (QSR) customer markets. Petroleum growth was generated in each of our top three accounts, including activity in the opportunity developing in Mexico. As discussed last quarter, domestic oil companies are rapidly expanding into the Mexico market, and our proven solutions and strong partnerships are generating significant levels of incremental orders and sales in this regional market. QSR growth was fueled by our supply agreement with a national chain for their complete re-imaging program which is expected to be completed over the next eighteen months. This customer is implementing our SOAR digital technology solution at the majority of its sites. Approximately 100 individual site locations were completed in the first quarter, with the schedule projecting over 300 sites to be completed in the second quarter. Quotation activity for our digital signage solution offerings remains strong, with several major customer quotes in-progress. The intermediate term outlook for the Graphics segment remains positive.

LSI Industries Inc. First Quarter Results
November 6, 2018

“The decline in Lighting segment sales reflects ongoing competitiveness and softness in commercial and industrial market applications. This was partially offset in markets where our products and solutions meet specific customer requirements. For example, sales in the renovation segment continue to be strong, and generated solid margins for the quarter. Our product roadmap contains several new products to be launched over the next several quarters that will support our renovation initiative. Despite a soft first quarter, the outlook for Automotive is favorable. Several large automotive customers have specified our solution and have placed orders, generating an improved backlog. Similar new product and solution investment plans are in place for warehouse, parking, and other target market applications. Lighting growth is expected to remain sluggish in the short-term as we increase our emphasis on opportunities requiring customer specific solutions and reduce priority on price driven type projects.

“The adjusted gross margin rate for the quarter was 140 basis points below prior year, impacted primarily by lower Lighting volumes, mix of large Graphics projects, which typically command a lower margin, and initial margins on the custom digital solution for the large QSR program. We expect QSR margins to improve as volumes continue to accelerate, and several cost reductions are implemented. Operating expenses decreased 190 basis points year-over-year, serving to offset the lower margins.

“We continue to manage developments in the procurement area, including the ongoing volatility in key commodities, and the initial impact of Chinese tariffs, which went into effect September 13th. In the first quarter, we were successful in offsetting the majority of increases in steel, aluminum and plastics through cost reductions in other purchase categories along with design productivity. Our recently announced selling price increases are aimed at offsetting the 10% tariff now in effect for many HTS (harmonized tariff schedule) categories purchased from China.”

Mr. Brown concluded, “We have implemented numerous organizational changes which will allow us to more effectively exploit opportunities for growth in our target markets and customer segments. While there is still more to be done, many programs are now in place to further develop the products and solutions required to better satisfy customer requirements in these areas. Our integral supply chain is being aligned to support this market strategy, as is our overall cost structure. All these actions are positioning LSI to successfully achieve sustainable profitable growth moving forward.”

LSI Industries Inc. First Quarter Results
November 6, 2018

Financial Highlights

(In thousands, except per share data; unaudited)	Three Months Ended September 30
	2018	2017	% Change

Net Sales	$84,957	$87,466	(3)%

Operating Income (Loss) as reported	$2,934	$(24,814)	n/m
Goodwill impairment	--	28,000	n/m
Restructuring costs and plant closure costs	590	--	n/m
Operating Income as adjusted	$3,524	$3,186	11%

Net Income (Loss) as reported	$1,749	$(15,629)	n/m
Net Income as adjusted	$2,203	$1,734	27%

Earnings (loss) per share (diluted) as reported	$0.07	$(0.61)	n/m
Earnings per share (diluted) as adjusted	$0.08	$0.07	14%

	9/30/18	6/30/18
Working Capital	$72,622	$67,882
Total Assets	$235,544	$229,517
Long-Term Debt	$46,152	$45,360
Shareholders’ Equity	$141,063	$139,251

First Quarter Fiscal 2019 Results

Net sales in the first quarter of fiscal 2019 were $84,597,000, down 2.9% from last year’s first quarter net sales of $87,466,000. Lighting Segment net sales of $61,432,000 decreased 10.2% while Graphics Segment net sales of $23,525,000 increased 23.6% from last year’s first quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $590,000 related to the closure of its Hawthorne, California warehouse and light assembly facility in the Lighting Segment. In the first quarter of fiscal 2018, the Company recorded a pre-tax goodwill impairment also in the Lighting Segment of $28,000,000. The fiscal 2019 first quarter net income of $1,749,000, or $ 0.07 per share, compared to the fiscal 2018 first quarter net loss of $(15,629,000) or $(0.61) per share. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2018 included current assets of $118.3 million, current liabilities of $45.7 million and working capital of $72.6 million, which includes cash of $4.2 million. The current ratio was 2.6 to 1. The Company has shareholders’ equity of $141.1 million and $46.2 million of long-term debt on its balance sheet as of September 30, 2018. With continued strong cash flow, a sound balance sheet, and $53.8 million available in its credit facility, LSI Industries believes its financial condition is sound and is capable of supporting the Company’s planned growth, including acquisitions, if any.

LSI Industries Inc. First Quarter Results
November 6, 2018

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2019 payable November 27, 2018 to shareholders of record as of the close of business on November 16, 2018. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and Non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income and earnings per share for the three months ended September 30, 2018 and 2017. Adjusted net income and earnings per share, which exclude the impact of a goodwill impairment and restructuring, and plant closure costs are non-GAAP financial measures. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

(in thousands, except per share data; unaudited)	First Quarter
	FY 2019	Diluted EPS	FY 2018	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income (loss) and earnings (loss) per share as reported	$1,749	$0.07	$(15,629)	$(0.61)

Adjustment for goodwill impairment, inclusive of the income tax effect	--		17,363	0.67

Adjustment for restructuring and plant closure costs, inclusive of the income tax effect	454	0.01	--	--

Adjusted net income and earnings per share	$2,203	$0.08	$1,734	$0.07

LSI Industries Inc. First Quarter Results
November 6, 2018

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, tax law changes, failure of an acquisition or acquired company to achieve its plans or objectives generally, unexpected difficulties in integrating acquired businesses, the ability to retain key employees, unfavorable economic and market conditions, the impact of tariffs and trade wars, the results of asset impairment assessments, the ability to maintain an effective system of internal control over financial reporting, the ability to remediate any material weaknesses in internal control over financial reporting and any other risk factors that are identified herein. You are cautioned to not place undue reliance on these forward-looking statements. In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference. The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries Inc. is a U.S.-based designer, manufacturer and marketer of lighting, graphics and technology solutions for both indoor and outdoor applications. The Company is a leader in the primary markets it serves including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Products are marketed throughout North America by a network of independent sales representatives and distributors, as well as through national accounts. LSI partners with its customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates eight facilities throughout the U.S. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS. Additional information can be found on the Investor Relations page at www.lsi-industries.com.

LSI Industries Inc. First Quarter Results
November 6, 2018

For further information, contact Jim Galeese, Executive Vice President and Chief Financial Officer at (513) 793-3200.

Conference Call

As previously disclosed, Ron Brown, former Interim Chief Executive Officer, and Jim Galeese, Executive Vice President and Chief Financial Officer, will host a conference call this afternoon at 2:00 p.m. ET to discuss first quarter results along with other material information. The call will contain forward looking statements and other material information.

Access to the live Webcast will be available via the Investor Relations page of the Company’s website:

http://www.lsi-industries.com

A replay of the Webcast will be posted to the Investor Relations page of the Company’s website shortly after the completion of the conference call, where it will be archived for three months.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. First Quarter Results
November 6, 2018

Condensed Consolidated Statements of Operations

	Three Months Ended September 30
(in thousands, except per share data; unaudited)	2018	2017

Net sales	$84,957	$87,466

Cost of products and services sold	63,541	63,763
Restructuring costs – cost of sales	155	--

Gross profit	21,261	23,703

Selling and administrative expenses	18,327	20,517

Goodwill Impairment	--	28,000

Operating income (loss)	2,934	(24,814)

Interest expense, net	518	403

Income (loss) before income taxes	2,416	(25,217)

Income tax (benefit) expense	667	(9,558)
Net income (loss)	$1,749	$(15,629)

Income (loss) per common share
Basic	$0.07	$(0.61)
Diluted	$0.07	$(0.61)

Weighted average common shares outstanding
Basic	26,032	25,791
Diluted	26,365	25,791

LSI Industries Inc. First Quarter Results
November 6, 2018

 Condensed Consolidated Balance Sheets

(in thousands, unaudited)	September 30,	June 30,
	2018	2018
Current Assets	$118,345	$110,081
Property, Plant and Equipment, net	42,523	43,703
Other Assets	74,676	75,733
	$235,544	$229,517

Current Liabilities	$45,723	$42,199
Long-Term Debt	46,152	45,360
Other Long-Term Liabilities	2,606	2,707
Shareholders’ Equity	141,063	139,251
	$235,544	$229,517